Exhibit 99.3

April __, 2000

FORM OF

EXCHANGE AGENT AGREEMENT

The Chase Manhattan Bank

450 West 33rd Street

15th Floor

New York, New York 10001

Ladies and Gentlemen:

Arrow Financial Corporation (the "Company") and Arrow Capital Trust I (the "Trust") propose to make an offer (the "Exchange Offer") to exchange the Trust's Series A 9.50% Capital Securities due December 31, 2029 (the "Old Securities") for the Trust's registered Series B 9.50% Capital Securities due December 31, 2029 (the "New Securities"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated April __, 2000 (the "Prospectus"), proposed to be distributed to all record holders of the Old Securities. The Old Securities and the New Securities are collectively referred to herein as the "Securities".

The Company and the Trust hereby appoint The Chase Manhattan Bank to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Chase Manhattan Bank.

The Exchange Offer is expected to be commenced by the Company and the Trust on or about April __, 2000. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Old Securities to accept the Exchange Offer, and contains instructions with respect to the delivery of certificates for Old Securities tendered.

The Exchange Offer shall expire at 5:00 p.m., New York City time, on May __, 2000 or on such later date or time to which the Company and the Trust may extend the Exchange Offer (the "Expiration Date"). Upon the terms and subject to the conditions set forth in the Prospectus, the Company and the Trust expressly reserve the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to you and by making a public announcement, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

The Company and the Trust expressly reserve the right to delay, amend or terminate the Exchange Offer, and not to accept for exchange any Old Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the captions "The Exchange Offer - Terms of the Exchange Offer" and "- Conditions to the Exchange Offer". The Company will give to you as promptly as practicable oral (confirmed in writing) or written notice of any delay, amendment, termination or nonacceptance.

In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "Exchange Offer" and as are specifically set forth herein and such duties which are necessarily incidental thereto.

2. You are to examine each of the Letters of Transmittal and certificates for Old Securities and any other documents delivered or mailed to you by or for holders of the Old Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Old Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists you will use reasonable best efforts to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

3. With the approval of the Chairman of the Board, the President, or any Vice President of the Company (each, an "Authorized Officer") (such approval, if given orally, promptly to be confirmed in writing) or any other party designed by such Authorized Officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Securities pursuant to the Exchange Offer.

4. Tenders of Old Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer - Procedures for Tendering Original Capital Securities," and Old Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

Notwithstanding the provisions of this paragraph 4, Old Securities which an Authorized Officer or any other party designated by any such Authorized Officer in writing shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, promptly shall be confirmed in writing).

5. You shall advise the Company with respect to any Old Securities delivered subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Securities.

6. You shall accept tenders:

(a) in cases where the Old Securities are registered in two or more names only if signed by all named holders;

(b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

(c) from persons other than the registered holder of Old Securities provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

You shall accept partial tenders of Old Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Securities to the transfer agent for split-up and return any indentured Old Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

7. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice if given orally, promptly to be confirmed in writing) of its acceptance, promptly after the Expiration Date (including any extension thereof), of all Old Securities properly tendered and you, on behalf of the Company, will exchange such Old Securities for New Securities and cause such Old Securities to be canceled. Delivery of New Securities will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Securities for each $1,000 principal amount of the Old Securities tendered promptly after notice (such notice if given orally, promptly to be confirmed in writing) of acceptance of said Old Securities by the Company; provided, however, that in all cases, Old Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Securities, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required document. You shall issue New Securities only in denominations of $1,000 or any integral multiple thereof.

8. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

9. The Company and the Trust shall not be required to exchange any Old Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company and the Trust not to exchange any Old Securities tendered shall be given (such notices if given orally, promptly shall be confirmed in writing) by the Company to you.

10. If, pursuant to the Exchange Offer, the Company and the Trust do not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the captions "The Exchange Offer - Terms of the Exchange Offer" and "- Conditions of the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Securities, together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

11. All certificates for reissued Old Securities, unaccepted Old Securities or for New Securities shall be forwarded by you by (a) first-class mail, postage pre-paid under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

12. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any persons to solicit tenders.

13. As Exchange Agent hereunder you:

(a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Securities represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

(b) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

(c) shall not be liable to the Company for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without negligence, misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may reasonably rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

(d) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

(e) may rely on and shall be protected in acting in good faith upon written notice or oral instructions from any Authorized Officer of the Company with respect to the Exchange Offer;

(f) shall not advise any person tendering Old Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Securities;

(g) may consult with counsel and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in reliance thereon.

14. You shall send to all holders of Old Securities a copy of the Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery, as defined in the Prospectus, and such other documents (collectively, the "Exchange Offer Documents") as may be furnished by the Company to commence the Exchange Offer and take such other action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Exchange Offer Documents or such other forms as may be approved from time to time by the Company, to all holders of Old Securities and to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: John J. Murphy, at the Company's offices at 250 Glen Street, Glens Falls, New York 12801, telephone (518) 745-1000.

15. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to John J. Murphy of the Company, Thomas B. Kinsock, Esq. of Stinson, Mag & Fizzell, P.C., counsel for the Company, and such other person or persons as the Company may request in writing, not later than 7:00 p.m., New York City time, each business day, and more frequently if reasonably requested, up to and including the Expiration Date, as to the number of Old Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons as the Company requests in writing from time to time prior to the Expiration Date such other information as it reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Securities tendered and the aggregate principal amount of Old Securities accepted and deliver said list to the Company.

16. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you customarily preserve other records pertaining to the transfer of securities (or, if earlier, until such time as such documents are delivered to the Company upon termination of this Agreement, pursuant to Paragraph 29). You shall dispose of unused Letters of Transmittal and other surplus materials in accordance with your customary procedures.

17. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

18. For services rendered as Exchange Agent hereunder you shall be entitled to such compensation and reimbursement of reasonable out-of-pocket expenses as agreed upon by you and the Company.

19. You hereby acknowledge receipt of the Prospectus, the Letter of Transmittal and the other documents associated with the Exchange Offer attached hereto and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus, the Letter of Transmittal and such other forms (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent which shall be controlled by this Agreement.

20. The Company agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with your appointment as Exchange Agent and the performance of your duties hereunder, including, without limitation, any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Securities; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence, willful misconduct or bad faith. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or cable or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or commencement of action.

21. You shall arrange to comply with all requirements under the lax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

22. You shall deliver or cause to be delivered, in a timely manner, to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Securities your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Securities; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

23. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to the Company or the Trust:

Arrow Financial Corporation

250 Glen Street

Glen Falls, New York 12801

Facsimile: (518) 761-0805

Attention: John J. Murphy

with a copy to:

Stinson, Mag & Fizzell

100 South 4th Street, Suite 700

St. Louis, Missouri 63102

Facsimile: (314) 259-4599

Attention: Thomas B. Kinsock, Esq.

If to the Exchange Agent:

The Chase Manhattan Bank

450 West 33rd Street, 15th Floor

New York, New York 10001

Facsimile: (212) 946-8162

Attention: Walter Johnson

Assistant Treasurer

28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 13(c), 17, 18, 20, 21, 22 and 25 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Old Securities, funds or property (including, without limitation, Letters of Transmittal and any other documents relating to the Exchange Offer) then held by you as Exchange Agent under this Agreement.

29. This Agreement shall be binding and effective as of the date hereof.

Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

Arrow Financial Corporation

By:________________________________

Name: John J. Murphy

Title: Executive Vice President and Chief

Financial Officer

Arrow Capital Trust I

By:__________________________________

Name: John J. Murphy

Title: Administrative Trustee

Accepted as the date first above written:

THE CHASE MANHATTAN BANK,

as Trustee

By:_________________________

Name:

Title: